Exhibit 4.52

Dr. Martin Barkin

President and CEO

***

April 21, 2005

PERSONAL & CONFIDENTIAL

DELIVERED VIA COURIER

Mr. Jean-Pierre Robert

**************

*************

*************

Dear Mr. Robert:

We are pleased to offer you employment with DRAXIMAGE, a division of DRAXIS Specialty Pharmaceuticals Inc. (“DRAXIMAGE”) on the terms set out below.

1.             EMPLOYMENT

Effective May 8th, 2005 (“Effective Date of Employment”), you shall be employed with DRAXIMAGE as its President on the terms and conditions contained in this Agreement. You will be responsible to the Board of Directors of DRAXIS HEALTH Inc. (“DHI” or “DRAXIS”) and shall report to the Chief Executive Officer of DHI. Without limiting the scope of your duties and responsibilities as President, you shall be responsible for leading DRAXIMAGE to revenue growth, entry into new geographic territories, development of its proprietary and other new products, and generally developing strategies for growing the business into a significant international imaging  and therapeutic enterprise in the area of nuclear medicine and molecular imaging. You will also be a member of DHI’s Executive Operations Committee and will be expected to enter into a cooperative working relationship with the President of DRAXIS Pharma, a division of DRAXIS Specialty Pharmaceuticals Inc. (“DP”). In addition, you will perform any additional employment responsibilities assigned to you by the Chief Executive Officer of DHI from time to time, provided that such responsibilities are consistent with the executive nature of the position.

2.             BASE SALARY

DRAXIMAGE will pay to you from the Effective Date of Employment and during the term of this Agreement a gross salary of $285,000 per annum (“Base Salary”), payable semi-monthly, in arrears, in 24 equal instalments of $11,666. Such salary shall be subject to usual annual increases in accordance with DRAXIS’s regular administrative practices of salary review applicable to the executive officers of DRAXIS. Any salary increases shall be determined on merit on the recommendation of the Chief Executive Officer of DHI and approval of the Board of Directors of DHI. The Chief Executive Officer of DHI will inform you of any increases in your salary in advance of the implementation date.

As an officer of DRAXIMAGE, DHI will provide and pay for directors’ and officers’ liability insurance and in any event will indemnify and save you harmless from any action arising within the scope of your employment responsibilities for DRAXIMAGE, DHI and their Affiliates (as such term is defined in the Canada Business Corporation Act) (“Affiliates”) [hereinafter collectively referred to as the “DHI Group”].

3.             BENEFITS

You will be entitled to participate in all benefit plans which DRAXIMAGE shall, from time to time make available to its executive employees, subject to applicable eligibility rules thereof. The benefits currently offered are:

•      major medical

•      drug

•      dental

•      group life

•      long term disability

•      accidental death and dismemberment

You will also be entitled to an amount equivalent to 5% of your Base Salary in lieu of participation in DHI’s Retirement Savings Program. Such amount shall be payable prior to February 28th of each year.

4.             STOCK OPTION PLAN

Subject to DHI Board of Directors’ approval, you will be eligible to participate in DHI’s Stock Option Plan, which DHI shall, from time to time, make available to employees, in accordance with the terms and conditions of said plan, copy thereof provided herewith as Schedule “A” to form integral part of this Agreement.

DHI will initially grant you 10-year options to purchase 75,000 shares.

These options shall vest as follows:

a)     37,500 shares on the fifth anniversary of the date of the grant; and

b)    37,500 shares on the seventh anniversary of the date of the grant.

The price of each option shall be the closing price of the DHI shares on the Toronto Stock Exchange (“TSX”) on the trading date immediately preceding the date of the grant. The options may be exercised in whole or in part at any time within 10 years after the date of the grant, subject to vesting as set out above.

DHI will also grant you 5-year options to purchase 25,000 shares (hereinafter “5-year options”).

These options shall vest as follows:

a)     1/3 shares on the first anniversary of the date of the grant;

b)    1/3 shares on the second anniversary of the date of the grant; and

c)     1/3 shares on the third anniversary of the date of the grant.

The price of each option shall be the closing price of the DHI shares on the Toronto Stock Exchange (“TSX”) on the trading date immediately preceding the date of the grant. The options may be exercised in whole or in part at any time within 5 years after the date of the grant, subject to vesting as set out above.

Although the Chief Executive Officer of DHI agrees to recommend to its Board of Directors, the granting to you of the above-mentioned options at the above-specified conditions, the award of these options is entirely conditional upon the Board of Directors’ approval and the specific conditions attached to the exercise of said options may actually be different from the one mentioned in the present agreement.

The approval of the Board of Directors shall be sought during the next meeting of the Board of Directors scheduled for May 11th, 2005.

5.             DEFERRED SHARE UNIT PLAN

You will be eligible to participate in the DHI’s Deferred Share Unit Plan, in accordance with the terms and conditions of that plan, copy thereof provided herewith as Schedule “B” to form integral part of this Agreement.

6.             LONG TERM INCENTIVE PROGRAM

You will be eligible to participate in DRAXIMAGE’s Long Term Incentive Plan, the whole in accordance with the terms and conditions of that plan.

Subject to DHI Board of Directors’ approval, the LTIP will provide you, as a chosen senior executive, with the opportunity to participate in the growth of DRAXIMAGE as if you had 3% equity ownership of DRAXIMAGE as of your Effective Date of Employment, said opportunity being subject to certain conditions as per the LTIP. This plan is designed to provide management with a meaningful incentive to grow the value of DRAXIMAGE and to allow management to share in the benefits of that value creation while at the same time provide a significant incentive for a long term (10 year) senior management retention. The approval of the Board of Directors shall be sought during the next meeting of the Board of Directors scheduled for May 11th, 2005.

7.             DISCRETIONARY BONUS

The Board of Directors of DHI, in its sole discretion, and upon recommendation of the Chief Executive Officer of DHI, based on the Bonus and Objectives Plan that is in force for all senior executives of DHI, may declare a bonus payable. Such bonus payment is not guaranteed and payment of a discretionary bonus in any prior year is not a promise or guarantee of payment in subsequent years. Further, to receive any discretionary bonus payment, should one be declared, you must be employed on December 31st of the calendar year for which the bonus is declared. Should a discretionary bonus be declared, you may be eligible to receive an amount up to a maximum equivalent to 40% of your Base Salary, or such other amount as may be determined by the Chief Executive Officer of DHI and the Board of Directors of DHI, in their sole discretion. For the calendar year 2005, the above mentioned 40% bonus eligibility will be pro-rated to your Effective Date of Employment and objectives will be modified from existing objectives for DRAXIMAGE by July 31, 2005.

8.             MEMBERSHIPS AND PUBLICATIONS

DRAXIMAGE will pay for one club membership of your choice and for all professional memberships, dues and levies required for membership in a professional association and other approved memberships or publications deemed necessary to the conduct of your position.

9.             VACATION

Commencing in 2005, you shall be entitled to four weeks vacation per annum to be taken at a time or times acceptable to the Chief Executive Officer of DHI, having regard to its operations. There shall be no vacation time carried over from one calendar year into the following calendar year, unless previous authorization has been received from the Chief Executive Officer of DHI. For the calendar year 2005, the above-mentioned vacation entitlement will be pro-rated to your Effective Date of Employment.

10.          LEGAL FEES

DRAXIMAGE will reimburse you for independent legal counsel with respect to the review of this agreement to a maximum of $3,000 upon presentation of appropriate receipts.

11.          EXPENSES

DRAXIMAGE agrees that it shall reimburse you for Automobile mileage allowance as permitted by Canada Customs and Revenue Agency, all other reasonable traveling and other out-of-pocket expenses actually and properly incurred in connection with your duties with DRAXIMAGE and within the policies that are enacted from time to time by DHI and/or DRAXIMAGE with respect to executive expenses. For all such expenses you agree you will furnish statements and vouchers as and when required by DRAXIMAGE.

DRAXIMAGE agrees to provide you with a mobile phone, a blackberry and a portable laptop that will remain at all time DRAXIMAGE’s property.

12.          DEDUCTIONS

All salary and other payments and allowances outlined in this Agreement are subject to such withholding and deduction at source as may be required by law.

13.          EMPLOYEE’S COVENANTS

You agree that you shall devote the whole of your working time, attention and ability to the business of DRAXIMAGE and shall use reasonable best efforts to promote the interests of DRAXIMAGE.

You agree that you shall duly and diligently perform all the duties assigned to you while in our employ and shall well and faithfully serve DRAXIMAGE.

You also agree that while employed with DRAXIMAGE you shall not, without the prior written consent of DRAXIMAGE, engage or otherwise be concerned in any other business or occupation, or become a director, officer, agent or employee of any other entity.

Furthermore, you specifically agree that you shall respect and comply with DHI’s Disclosure and Insider Trading Policy, copy thereof provided herewith as Schedule “C” to form an integral part of this Agreement, DHI’s Code of Ethics and Business Conduct, as amended from time to time, copy thereof provided herewith as Schedule “D” to form an integral part of this Agreement, and all and any relevant rules and legislation, such as, without limiting the generality of the foregoing, the rules on Insider Trading in the TSX Company Manual, the Ontario Securities Act, the Canadian Business Corporations Act and Quebec Securities Act. You acknowledge that your senior position with DRAXIS will deem you an insider of DRAXIS and therefore subject to applicable mandated insider regulatory and company share trading policies and restrictions.

For the purpose of the present Agreement, the use of the words DHI Group shall be interpreted as referring to DRAXIS and its subsidiaries and affiliates.

14.          CONFIDENTIAL INFORMATION, NON-SOLICITATION AND NON-COMPETITION

(a)         Non-Disclosure of Confidential Information

As DRAXIMAGE’s President, you acknowledge that you are creating, having access to, and require knowledge of confidential and commercially valuable information of the DHI Group, the unauthorized use or disclosure of which could cause the DHI Group serious and irreparable damage.

(1)           “Confidential Information” means all information, and all documents and other tangible things recording any such information, relating to or useful in connection with the business of the DHI Group, whether or not a trade secret within the meaning of the applicable law, which at the time or times concerned is not generally known to the public and which has been or is from time to time disclosed to or developed by you as a result of your employment with DRAXIMAGE. Confidential Information includes, but is not limited to, the following information of the DHI Group:

(i)                                   new products;

(ii)                                marketing strategies and plans;

(iii)                             development strategies and plans;

(iv)                            manufacturing processes and technologies;

(v)                               research in progress and unpublished manuals or know how;

(vi)                            regulatory filings;

(vii)                         identity of and relationship with licensees, licensors or suppliers;

(viii)                      finances, financial information, financial management systems;

(ix)                              market research;

(x)                                 market experience with products;

(xi)                              customer lists;

(xii)                           compensation and benefits provided to employees;

(xiii)                        any other research, information or documents which you are told or reasonably ought to know that the DHI Group regards as proprietary or confidential; and

(xiv)                       any legal advice provided to the DHI Group, its officers, directors, employees or agents during the course or your employment and any details involving the DHI Group’s position with respect to any litigation matter or prospective litigation matter which exists at the time of termination.

(2)           You agree that you shall hold all Confidential Information in the strictest confidence, as a fiduciary. Without limiting such obligation, you shall use Confidential Information only in furtherance of the business of the DHI Group. You shall not, except where the DHI Group otherwise provides its prior written consent or where required by law or in furtherance of the business of the DHI Group, directly or indirectly disclose to any Person any Confidential Information, directly or indirectly sell, give, loan or otherwise transfer any Confidential Information or copy thereof to any Person, publish, lecture on or display any Confidential Information to any Person or use Confidential Information for your own benefit or the benefit of any other Person.

(3)           Your obligations under this Section shall remain in effect with respect to each item of Confidential Information until the date upon which such Confidential Information has been publicly disclosed or otherwise has become known to the public, in each case without any breach of this Section by you.

(4)           For purposes of this Agreement, “Competitor” shall mean any Person which engages or is preparing to engage, in whole or in part, in the design, development, manufacture, marketing or sale of any products or services which compete directly with a product or service which, during the 12 months prior to the termination of this Agreement and your employment hereunder for any reason, the DHI Group marketed or at the time of termination of this Agreement and your employment hereunder, is then preparing to market.

(5)           For purpose of this Agreement, “Person” shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

(b)           Non-Solicitation and Non-Competition

(1)           You acknowledge that the pharmaceutical and over-the-counter drug industries are highly competitive businesses. You are a key executive of DHI and DRAXIMAGE, and as a result of your senior position, you confirm that you have acquired extensive background in and knowledge of the DHI Group’s business and the pharmaceutical and over-the-counter drug industries in which the DHI Group operates. You further acknowledge that the DHI Group develops and markets its products on a North American basis, more particularly in Canada and in the eastern part of the United States comprising the states of Connecticut, Florida, Delaware, Georgia, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Vermont, Virginia, West Virginia [hereinafter referred to as the “Territory”]. Accordingly, you agree that in the course of your employment with DRAXIMAGE, and thereafter for a period of one year (or if such period is held to be excessive by a court of competent jurisdiction then for a period of six months) you shall not, without the prior written authorization of the Chief Executive Officer of DHI whether as principal, as agent, or as an employee of, or in partnership, or association with any other Person, in any manner whatsoever directly or indirectly:

(i)            become employed by or associated or affiliated with any Competitor of the DHI Group in the Territory in a function dealing with a product or service, which during the twelve-month period immediately prior to the termination of this Agreement and your employment hereunder, for any reason, competed directly with a product or service of the DHI Group;

(ii)           seek to employ or encourage others to employ or otherwise engage employees, agents or subcontractors of the DHI Group (who are employees, agents or subcontractors on the date this Agreement terminated) or seek to in any way disrupt their business relationship with the DHI Group;

(iii)          obtain by any means whatsoever the business of any Person who at the time of the termination of this Agreement and your employment hereunder, was a customer of the DHI Group, if to obtain such business may reasonably be expected to result in a reduction of that Person’s business with the DHI Group;

(iv)          approach any Person who at the time of the termination of this Agreement and your employment hereunder was a customer of the DHI Group with the intention of soliciting or enticing the business of that Person away from the DHI Group.

(c)           Reasonableness

You agree that the obligations set out in Sections 14(a) and (b) together with your other obligations under this Agreement are reasonably necessary for the protection of the DHI Group’s proprietary and business interests and you expressly agree that:

(i)            the scope of each of the covenants set out in Sections 14(a) and (b) above are in all respects, and in particular, in respect of Territory, time and subject matter, necessary and reasonable because the DHI Group is marketing its products on a North American basis;

(ii)           given your general knowledge and experience, the obligations contained in this Agreement will not preclude you from becoming gainfully employed with other employers who are not Competitors following termination of this Agreement and your employment hereunder for any reason;

(iii)          your agreement to Sections 14(a) and (b) is a key incentive to DRAXIMAGE formalizing the current terms and conditions of your employment.

(d)           Breach of Agreement

You also recognize that any breach of the terms and conditions of this Agreement by you will result in material damage to the DHI Group, although it may be difficult for the DHI Group to establish the monetary value of such damage. You therefore agree that the DHI Group shall be entitled to injunctive relief, in addition to any other remedies available to it, in a court of appropriate jurisdiction in the event of any breach or threatened breach by you of any of the provisions of this Agreement.

15.          TERMINATION OF EMPLOYMENT

(a)           Termination by DRAXIMAGE for Serious Reason

DRAXIMAGE may terminate this Agreement and your employment hereunder at any time for serious reason without notice and without payment of any kind of compensation either by way of anticipated earnings or damages of any kind.

(b)           Termination by DRAXIMAGE Without Serious Reason

DRAXIMAGE may terminate this Agreement and your employment hereunder, in its sole discretion, without notice and without serious reason, effective immediately upon the date you are advised of the termination.

If your employment is terminated without serious reason pursuant to this Section, DRAXIMAGE shall:

1)                     Pay to you a severance allowance equivalent to one year of your then current Base Salary in a lump sum, within two weeks following the date of such termination.

2)                     Pay to you all outstanding vacation pay and any earned but unpaid salary up to the date of such termination within two weeks of the date of termination.

3)                     Reimburse you for any business expenses incurred by you up to and including the date of such termination following provision by you of applicable receipts.

4)                     Ensure it has complied with all statutory obligations imposed by the Act Respecting Labour Standards.

The payment referred to in paragraph 1, above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following such termination or otherwise mitigating any damages arising from such termination. Further, the payment referred to in paragraph 1, above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you.

The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

Upon termination of your employment in accordance with this Section 15(c), you shall return to DHI all stock options and other securities which have not vested or accrued during your employment with DRAXIMAGE, save and except for the 5-year options which you shall be entitled to retain and exercise in accordance with their conditions.

(c)           Termination Payment Following a Change of Control

(1)           In accordance with paragraph 15(c)(2) below, if there is a Change of Control (as hereinafter defined) you shall be entitled to the following:

A.                                                           the amounts of any unpaid Base Salary earned up to and including date of termination;

B.                                                             any unpaid vacation pay earned up to and including date of termination;

C.                                                             a lump sum amount, equal to: two times your then current Base Salary in effect immediately prior to the date of the Change of Control;

D.                                                            any additional statutory obligations imposed by the Act Respecting Labour Standards;

E.                                                              the right to exercise all stock options and other securities including those not then otherwise exercisable as provided for below.

The payment referred to in paragraph 15(c)(1)(C), above, shall be guaranteed and shall not be subject to set off or deduction as a result of your obtaining alternate employment following termination or otherwise mitigating any damages arising from termination. Further, notwithstanding 15(c)(1)(D) above, the payment referred to in 15(c)(1)(C) above, is inclusive of all statutory payments, including statutory termination and severance, which may be owed to you following termination.

The amounts paid to you pursuant to this paragraph shall be subject to all required deductions.

For the purposes of this Agreement, a Change of Control shall be deemed to occur in the following circumstances.

In the event that at any date following the date of signature hereof:

(i)    any change in the ownership as of the date hereof, direct or indirect, of the outstanding shares of DRAXIS as a result of which an individual, partnership, association, trust, unincorporated organization, (“Person”) or group of Persons, hold shares and/or other securities in excessive of the number which, directly or following conversion or exercise thereof, will entitle the holders thereof to cast 20% or more of the votes attaching  to all such shares and/or other securities of DRAXIS which may be cast to elect the directors of DRAXIS; or

(ii)   the sale, transfer or any manner of disposition of 50% or more of the assets of DRAXIS to an arm’s length Person;

and the Board of Directors of DRAXIS (the “Board of Directors”) recommends acceptance of such offer to the Shareholders of DRAXIS (the “Shareholders”) or, if the Board of Directors has made no recommendation, the Shareholders have approved or accepted the proposed transaction, then any option, including options not then otherwise exercisable held by the you, shall become immediately exercisable upon the issuance of the recommendation of the Board of Directors or the approval or acceptance of the Shareholders, as the case may be.

For greater clarity, no provision in this employment agreement shall be deemed to supersede any provision of the Stock Option Plan of DRAXIS, as amended from time to time, with respect to the right to exercise options held by the employee in certain circumstances.

(2)           Except for the ability to exercise all stock options upon a Change of Control as provided in paragraph 15(c)(1)(E), the payments and entitlements outlined in paragraph 15(c) (1) shall become due and payable if, and only if:

A.                    there has been a Change of Control; and

B.                    within 18 months following any Change of Control:

(i)    your employment is terminated without serious reason by DRAXIS or by any successor employer to DRAXIS, as the case may be; or

(ii)   by its conduct as described below, DRAXIS or any successor employer to DRAXIS, as the case may be, constructively terminates your employment by:

•      relocating the position and/or location of your principal office more than 20 kilometers from the location of your office on the date immediately prior to the Change of Control, without your consent; or

•      materially reducing your title, reporting relationship, responsibilities or authority without your consent; or

•      reducing the salary paid to you by the successor employer or terminating or materially reducing the value of your benefit programs, including, but not limited to, life insurance benefits, accidental death and dismemberment benefits, long term disability benefits, extended health coverage and dental benefits, which are referred to in Section 3 above;

C.                    and, you elect in writing to receive the payments outlined in Section 15(c)(1).

(d)           Termination by DRAXIMAGE Without Serious Reason upon Disability

If, as a result of incapacity due to physical or mental illness, you are unable to render services of substantially the kind and nature, and substantially to the extent required to be rendered in accordance with this Agreement, and if such incapacity is expected to continue for a period of at least twelve consecutive months from the date such incapacity commenced (“Absence Date”) this Agreement may be deemed to be frustrated. Your employment hereunder shall cease to be effective on the tenth day after written notice of cessation of employment (“Notice of Cessation”) to you, provided that prior to such cessation DRAXIMAGE has been furnished with the written certification of a qualified medical doctor designated by DRAXIMAGE and you jointly which states that you are and are expected to continue to be for at least twelve consecutive months from the Absence Date, unable to render such services by reason of such incapacity and the date upon which such incapacity commenced. If DRAXIMAGE and you are unable to agree on the designation of a qualified medical doctor to make such determination, then each party shall designate a medical doctor who, together, shall agree upon a third qualified medical doctor to make such determination. The decision of the third medical doctor shall be binding on DRAXIMAGE and you. You consent to submit to such examination as may be required by any such medical doctor or doctors.

If your employment ceases pursuant to this Section, you shall be entitled to receive a total amount equivalent to one year of your then current Base Salary, commencing on the date upon which the Notice of Cessation is delivered and payable in 24 regular payments equivalent to your regular semi-monthly Base Salary on the regular DRAXIMAGE pay days. If you are in receipt of disability benefits payable pursuant to the benefit plans described above, then each semi-monthly payment payable by DRAXIMAGE shall be reduced by an amount equivalent to the disability benefits payment received during that pay period. Notwithstanding the cessation of your employment pursuant to this Section, you shall be entitled to retain and exercise, within a period of 6 months following the Notice of Cessation, all stock options which have vested or accrued during your employment with DRAXIMAGE and you shall be entitled to retain the 5-year options which shall be exercisable in accordance with their conditions.

(e)           Death

In the event that you should die during the term of this Agreement, your employment shall automatically terminate. All salary, vacation pay and any bonus payments earned to date of death but unpaid will be paid to your estate, however, no other payment of any compensation either by way of anticipated earnings or damages of any kind shall be paid and Section 15(g) shall be applicable.

(f)            Resignation and Retirement

You shall provide DRAXIMAGE with three months notice, in writing, of your resignation or your retirement from DRAXIMAGE. Unless the Board of Directors of DHI otherwise determines, you shall return to DHI all stock options granted to you during your employment with DRAXIMAGE and/or the DHI Group which become exercisable after the date you cease to be an employee of DRAXIMAGE and/ or the DHI Group.

(g)           No Further Notice or Compensation

Upon termination of your employment under this Agreement, you shall not be entitled to any further grants of stock options nor shall you be entitled to any further participation in any other incentive plan of the DRAXIS Group other than as specifically set forth in this agreement. For all purposes, “termination of your employment” and “termination date” shall be the final day of employment with DRAXIS, and shall not be deemed to include any period during which you may be entitled to statutory notice, statutory termination pay or any contractual or common law notice period and in particular, shall not be deemed to include the notice period identified in Sections 15(b) (1) or 15(c) (1) (C).

16.          FAIR AND REASONABLE

The parties confirm that the notice requirements and pay in lieu of notice provisions set out above in Section 15 are fair and reasonable and that no further notice or payments of any kind are owed or required. The parties agree that upon any termination of this Agreement by DRAXIMAGE or upon any termination of this Agreement by you, that you shall have no action, cause of action, claim or demand, either statutory or at common law, against the DHI Group or any other Person as a consequence of such termination.

17.          RETURN OF PROPERTY

In the event your employment with DRAXIMAGE is terminated for any reason, including resignation or retirement, you will immediately return all DRAXIMAGE property in your possession or under your control.

18.          PROVISIONS OPERATING FOLLOWING TERMINATION

Notwithstanding any termination of your employment with or without serious reason, Sections 13, 14, 15, 16, 19 and any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

19.          ACKNOWLEDGEMENT

You acknowledge that the DHI Group shall not, for any purpose, including in the event of a subsequent termination, be required to recognize or take into account any prior service with your previous employers.

20.          LOCATION OF EMPLOYMENT

For the purposes of this Agreement and in particular subsection 15(2), you shall work from an office located within the Greater Montreal region.

21.          SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

22.          NOTICE

Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

To:          Jean-Pierre Robert

***

***

To:          DRAXIS Specialty Pharmaceuticals Inc.

C/o DRAXIS Health Inc.

6870 Goreway Drive, 2nd Floor

Mississauga, Ontario

L4V 1P1

Attention:  President and Chief Executive Officer

And a copy to the General Counsel and Secretary

DRAXIS HEALTH INC.

16751 Trans Canada Highway

Kirkland, Québec

H9H 4J4

Fax No: (514) 630-7159

or such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery or by fax shall be deemed to have been given on the day of actual delivery and, if made or given by registered mail on the third day, other than a Saturday, Sunday or a statutory holiday in Quebec and/or Ontario, following the deposit thereof in the mail.

23.          GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of Québec.

24.          BENEFIT OF AGREEMENT

This Agreement shall enure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and the successors and assigns of DRAXIMAGE respectively.

25.          ENTIRE AGREEMENT

This Agreement and its Schedules constitute the entire agreement between the parties with respect to your terms and conditions of employment and cancel and supersede any prior understandings and agreements between the parties to this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties other than as expressly set forth in this Agreement and its Schedules. You waive any right to assert a claim in tort based on any pre-contractual representations, negligent, or otherwise, made by the DHI Group.

26.          LANGUAGE

The parties hereto have expressly required that this Agreement, its Schedules and any notice or document relating thereto be drafted in the English language only. Les parties aux présentes ont expressément exigé que la présente Convention, ses annexes ainsi que tout avis ou document s’y rattachant soient rédigés en langue anglaise seulement.

To acknowledge that the terms of employment as expressed in this Agreement are acceptable to you, please execute the enclosed copy of this letter as indicated below and return it to me at your earliest opportunity.

Yours truly,

DRAXIMAGE, A DIVISION OF
DRAXIS SPECIALTY PHARMACEUTICALS INC.

Per:	/s/ Martin Barkin
Martin Barkin, M.D., F.R.C.S.C.
Chairman of the Board of Directors of DRAXIMAGE, a division of DRAXIS Specialty Pharmaceuticals Inc. and Chief Executive Officer of Draxis Health Inc.

I accept the above-noted terms of employment with DRAXIMAGE, a division of DRAXIS Specialty Pharmaceuticals Inc. as President, I agree to comply with and be bound by the terms of employment outlined in this Agreement.

Dated at Montréal, the 22nd day of April, 2005.

/s/ Jean-Pierre Robert
Witness	Jean Pierre Robert